Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
July 8, 2009	CONTACT:	John M. Mendez (276) 326-9000

First Community Bancshares, Inc. Repays TARP Capital

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that it has repaid all of the $41.5 million in funds to the United States Treasury obtained under the Capital Purchase Program commonly referred to as TARP.  First Community was one of the first companies to be offered funds from the Treasury Department because of its 135-year history of stability and its commitment to the communities it serves, and is now among the first banks to repay the government’s investment.

“Our strong financial position allowed us to participate in the program and now it is allowing us to quickly repay the funds,” said John M. Mendez, Chief Executive Officer of First Community. “We were anxious to pay back the TARP funds in a short amount of time so we can concentrate on serving our clients and on continued growth. This repayment allows us to independently proceed with strategies that are in the best interest of our customers, our shareholders, our employees and our communities.”

First Community was able to make the repayment quickly because of the successful completion of a qualified public offering of 5.3 million shares of common stock last month.

“The Company’s ability to raise $62 million in additional capital during the recent public offering demonstrates the degree of confidence that the market has in the strength of our company and its continued financial performance,” Mendez said.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.20 billion financial holding company and is the parent company of First Community Bank, N. A.  First Community Bank, N. A. provides financial, trust and investment advisory services and insurance products to individuals and commercial customers through 71 locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee.  First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice.  First Community’s wealth management group managed assets with a market value of $791 million at March 31, 2009.  First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina.  First Community’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”.  Additional investor information can be found on the Internet at www.fcbinc.com.

This news release may include forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.